AMENDMENT TO

AWARD AGREEMENTS

The Compensation Committee of the Board of Directors of Southwestern Energy Company (the “Company”), as Administrator of the Southwestern Energy Company 2013 Incentive Plan, (the “Plan”), approved amendments to the terms and conditions of the outstanding, unexercised and/or unvested awards granted to the undersigned pursuant to the Plan (the “Award Amendments,” with the agreements evidencing awards affected by the Award Amendments called the “Award Agreements” and this Amendment to Award Agreements being called this “Amendment”).  Following the Award Amendments, the terms and conditions of the outstanding awards of the undersigned (the “Employee”) were amended to reflect the following revisions:

A.General Term Applicable to All Award Amendments.  The provisions in Section B below shall apply only if the Employee has signed and complied in all material respects with the terms of the Retirement Agreement between the Company and the Employee in connection with the Employee’s separation from the Company (the “Separation Agreement”), and has not rescinded or terminated the Retirement Agreement or revoked any of the releases contained therein, delivered pursuant thereto or contemplated thereby, and the provisions of this Amendment are subject in all respects to the terms of the Retirement Agreement. This Amendment is effective as of the Effective Date (as defined in the Retirement Agreement).  Any capitalized terms used in this Amendment that are otherwise undefined shall have the meaning provided by the Retirement Agreement or the applicable Award Agreements.  Except as provided in this Amendment, the terms of Award Agreements shall remain in effect, including any termination or forfeiture provisions due to the termination of the Employee’s employment with the Company.

B.Amendment to each Stock Option Award Agreement.

Special Provisions Regarding Vesting and Option Exercise Period

General.  The provisions of this Section shall apply only to stock options previously issued to the Employee prior to the Separation Date that are unexercised on the Separation Date, and shall supersede any contrary provisions elsewhere in the applicable Award Agreements or the Plan.

Options:  All unvested incentive stock options or nonqualified stock options to which this Amendment applies shall be vested on the Separation Date.  Notwithstanding anything to the contrary in the applicable Award Agreements, the applicable Plan or this Amendment, the Employee shall not be permitted to exercise an option prior to the date that such option was originally scheduled to become vested.

Expiration of Stock Options.  Any stock options to which this Amendment applies shall not terminate under any other provisions of the applicable option agreement or the applicable Plan on account of the termination of the Employee’s employment with the Company and all of its subsidiaries, but rather shall terminate upon the original expiration date of the stock option.

The Employee agrees that if he has previously received an award of incentive stock options, then any portion of those options which is not exercised within three months following the Separation Date will be automatically converted to nonqualified stock options, and will lose their special tax treatment under Section 422 of the Code, due to the execution of this Amendment.

IN WITNESS WHEREOF, the undersigned, on the date noted below, hereby acknowledges and accepts the terms and conditions of the Award Amendments as described in this Amendment.

   /s/ John E. Bergeron, Jr.

JOHN E. "JACK" BERGERON JR.

Date:     December 20, 2018